WILSHIRE MUTUAL FUNDS, INC.

ARTICLES OF AMENDMENT

Wilshire Mutual Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended effective April 2, 2013 to provide that the  shares of authorized capital stock of the Corporation currently designated as the “Wilshire Large Cap Core Plus Fund” series is hereby changed to and redesignated as the “Wilshire International Equity Fund” series.

SECOND:  The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation and the amendments to the charter are limited to changes expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by stockholders.

IN WITNESS WHEREOF, Wilshire Mutual Funds, Inc. has caused these presents to be signed in its name and on its behalf on the 28th day of March, 2013 by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation and that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects and that this statement is made under the penalties of perjury.

WILSHIRE MUTUAL FUNDS, INC.

		By:	/s/ Jason Schwarz
		Name:	Jason Schwarz
		Title:	President

WITNESS:

By:	/s/ Reena Lalji
Name:	Reena Lalji
Title:	Secretary

ADDRESS:

Wilshire Associates Incorporated
1299 Ocean Avenue, Suite 700
Santa Monica, CA 90401